Nucor Reports Results For Third Quarter And First Nine Months Of 2012

CHARLOTTE, N.C., Oct. 18, 2012 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $110.3 million, or $0.35 per diluted share, for the third quarter of 2012. By comparison, Nucor reported net earnings of $112.3 million, or $0.35 per diluted share, in the second quarter of 2012 and net earnings of $181.5 million, or $0.57 per diluted share, in the third quarter of 2011. Third quarter of 2012 results include non-cash inventory related purchase accounting charges of approximately $28.2 million ($0.06 per diluted share) associated with our acquisition of Skyline Steel LLC ("Skyline"), which occurred late in the second quarter of 2012. Third quarter of 2012 results were also negatively impacted by a loss on the sale of the assets of Nucor Wire Products Pennsylvania, Inc. of $17.6 million ($0.04 per diluted share).

In the first nine months of 2012, Nucor reported consolidated net earnings of $367.7 million, or $1.15 per diluted share, compared with consolidated net earnings of $641.1 million, or $2.02 per diluted share, in the first nine months of last year. The year-to-date of impact of Skyline inventory related purchase accounting adjustments was $36.8 million ($.08 per diluted share). We expect such charges to be much lower in the fourth quarter.

Nucor recorded a credit to value inventories using the last-in, first-out (LIFO) method of accounting of $84.0 million ($0.16 per diluted share) in the third quarter of 2012, compared with a credit of $14.5 million ($0.03 per diluted share) in the second quarter of 2012 and a charge of $28.0 million ($0.05 per diluted share) in the third quarter of 2011. The LIFO credit in the first nine months of 2012 was $84.0 million ($0.16 per diluted share) compared with a charge of $91.0 million ($0.17 per diluted share) in the first nine months of 2011.

Nucor's consolidated net sales decreased 6% to $4.80 billion in the third quarter of 2012 compared with $5.10 billion in the second quarter of 2012 and decreased 9% compared with $5.25 billion in the third quarter of 2011. Average sales price per ton decreased 3% from the second quarter of 2012 and decreased 8% from the third quarter of 2011. Total tons shipped to outside customers were 5,768,000 tons in the third quarter of 2012, a 3% decrease from the second quarter of 2012 and a slight decrease from the third quarter of 2011. Total third quarter steel mill shipments were down 3% from the second quarter of 2012 and decreased 2% from the third quarter of 2011. Third quarter downstream steel products shipments to outside customers increased 1% over the second quarter of 2012 and 4% over the third quarter of 2011.

In the first nine months of 2012, Nucor's consolidated net sales decreased 1% to $14.98 billion, compared with $15.19 billion in last year's first nine months. Total tons shipped to outside customers increased 1% over the first nine months of 2011, while average sales price per ton decreased 3%.

The average scrap and scrap substitute cost per ton used in the third quarter of 2012 was $380, a decrease of 11% from $427 in the second quarter of 2012 and a decrease of 15% from $449 in the third quarter of 2011. The average scrap and scrap substitute cost per ton used in the first nine months of 2012 was $418, a decrease of 5% from $439 in the first nine months of 2011.

Overall operating rates at our steel mills in the third quarter (71%) were down from the second quarter (76%) and from last year's third quarter (74%). Year-to-date steel mill utilization was flat (75%) compared with the prior year period.

Total energy costs increased approximately $5 per ton over the second quarter of 2012 primarily due to higher electricity and natural gas unit costs. Energy costs decreased approximately $2 per ton from the third quarter of 2011 and decreased $3 per ton from the first nine months of 2011 primarily due to lower natural gas unit costs.

Construction is going well on our 2,500,000-ton DRI facility in Louisiana. The majority of the equipment will arrive in 2012, and we are on schedule for completion of construction and beginning of start-up in mid-2013.

Our liquidity position remains strong with $2.54 billion in cash and cash equivalents, short-term investments, and restricted cash and investments. Our $1.5 billion revolving credit facility that matures in December 2016 remains unused.

In September, Nucor's board of directors declared a cash dividend of $0.365 per share payable on November 9, 2012 to stockholders of record on September 28, 2012. This dividend is Nucor's 158th consecutive quarterly cash dividend, a record we expect to continue.

Our third quarter results reflect a continuing trend of reduced operating profits at our steel mills, most significantly in sheet and plate. Lower steel mill margins are primarily the result of very high import levels, which began rising in 2011. According to U.S. Census Bureau reports, 2012 steel products imports are on pace to reach 27.7 million short tons in 2012. This represents an increase of 21% from 2011 imports of 22.8 million tons and is 43% higher than 2010 import levels of 19.3 million tons. In addition, U.S. sheet steel markets have been negatively impacted by new domestic supply that began ramping up production in 2011.

We currently expect to see some further reduction in earnings exclusive of one-time charges for the fourth quarter of 2012. In addition to high import levels and excess domestic sheet supply, slowing economic growth both domestically and globally is expected to be a negative factor through the end of the year. Volatility in scrap prices, together with a combination of political and economic uncertainty in global markets, is impacting steel buyer confidence and therefore supply-chain stocking levels. The strongest end markets continue to be manufactured goods including automotive, energy and heavy equipment. The construction market continues to be very challenging.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2011 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's third quarter results on October 18, 2012 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended			Nine Months (39 Weeks) Ended
	Sept. 29, 2012	Oct. 1, 2011	Percentage Change	Sept. 29, 2012	Oct. 1, 2011	Percentage Change
Steel mills production	4,819	4,910	-2%	15,139	14,796	2%
Steel mills total shipments	5,043	5,128	-2%	15,480	15,192	2%

Sales tons to outside customers:
Steel mills	4,144	4,194	-1%	12,832	12,664	1%
Joist	78	82	-5%	217	219	-1%
Deck	80	83	-4%	221	234	-6%
Cold finished	118	118	-	388	381	2%
Fabricated concrete
reinforcing steel	343	312	10%	915	808	13%
Other	1,005	996	1%	3,041	3,055	-
	5,768	5,785	-	17,614	17,361	1%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended		Nine Months (39 Weeks) Ended

	Sept. 29, 2012	Oct. 1, 2011	Sept. 29, 2012	Oct. 1, 2011

Net sales	$ 4,801,206	$ 5,252,144	$ 14,977,999	$ 15,193,887

Costs, expenses and other:
Cost of products sold	4,452,473	4,794,014	13,848,809	13,662,572
Marketing, administrative and other expenses	114,392	108,532	334,039	349,482
Equity in losses of
unconsolidated affiliates	2,261	11,247	9,093	14,190
Impairment of non-current assets	-	13,943	30,000	13,943
Interest expense, net	40,305	40,193	123,028	125,943
	4,609,431	4,967,929	14,344,969	14,166,130
Earnings before income taxes and
noncontrolling interests	191,775	284,215	633,030	1,027,757
Provision for income taxes	61,883	84,104	200,159	324,946
Net earnings	129,892	200,111	432,871	702,811
Earnings attributable to
noncontrolling interests	19,584	18,593	65,160	61,679
Net earnings attributable to
Nucor stockholders	$ 110,308	$ 181,518	$ 367,711	$ 641,132

Net earnings per share:
Basic	$0.35	$0.57	$1.15	$2.02
Diluted	$0.35	$0.57	$1.15	$2.02

Average shares outstanding:
Basic	318,463	317,194	318,042	316,866
Diluted	318,520	317,287	318,113	317,061

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	Sept. 29, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 1,693,197	$ 1,200,645
Short-term investments	430,266	1,362,641
Accounts receivable, net	1,799,305	1,710,773
Inventories, net	2,217,374	1,987,257
Other current assets	481,931	446,765

Total current assets	6,622,073	6,708,081

Property, plant and equipment, net	4,106,238	3,755,604

Restricted cash and investments	414,203	585,833

Goodwill	2,008,461	1,830,661

Other intangible assets, net	980,348	784,640

Other assets	865,924	905,531

Total assets	$ 14,997,247	$ 14,570,350

LIABILITIES
Current liabilities:
Short-term debt	$ 30,865	$ 1,826
Long-term debt due within one year	900,000	650,000
Accounts payable	1,186,665	958,645
Salaries, wages and related accruals	286,780	333,341
Accrued expenses and other current liabilities	482,717	452,247

Total current liabilities	2,887,027	2,396,059

Long-term debt due after one year	3,380,200	3,630,200

Deferred credits and other liabilities	866,446	837,511

Total liabilities	7,133,673	6,863,770

EQUITY
Nucor stockholders' equity:
Common stock	150,798	150,496
Additional paid-in capital	1,804,156	1,756,534
Retained earnings	7,129,236	7,111,566
Accumulated other comprehensive income (loss),
net of income taxes	51,313	(38,177)
Treasury stock	(1,502,159)	(1,505,534)
Total Nucor stockholders' equity	7,633,344	7,474,885

Noncontrolling interests	230,230	231,695

Total equity	7,863,574	7,706,580

Total liabilities and equity	$ 14,997,247	$ 14,570,350

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months (39 Weeks) Ended

	Sept. 29, 2012	Oct. 1, 2011
Operating activities:
Net earnings	$ 432,871	$ 702,811
Adjustments:
Depreciation	394,690	391,847
Amortization	53,518	51,675
Stock-based compensation	42,858	40,323
Deferred income taxes	(42,548)	40,855
Equity in losses of unconsolidated affiliates	9,093	14,190
Impairment of non-current assets	30,000	13,943
Loss on sale of facility	17,563	-
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	62,787	(401,237)
Inventories	41,662	(634,048)
Accounts payable	21,668	290,885
Federal income taxes	11,248	2,217
Salaries, wages and related accruals	(52,561)	141,407
Other	101,835	28,616

Cash provided by operating activities	1,124,684	683,484

Investing activities:
Capital expenditures	(613,777)	(328,592)
Investment in and advances to affiliates	(66,423)	(76,678)
Repayment of advances to affiliates	32,500	15,000
Disposition of plant and equipment	42,574	22,155
Acquisitions (net of cash acquired)	(763,657)	-
Purchases of investments	(409,403)	(614,982)
Proceeds from the sale of investments	1,341,913	456,055
Purchases of restricted investments	-	(564,994)
Proceeds from the sale of restricted investments	209,930	18,299
Changes in restricted cash	(38,301)	538,644

Cash used in investing activities	(264,644)	(535,093)

Financing activities:
Net change in short-term debt	28,983	(5,646)
Issuance of common stock	10,515	6,957
Excess tax benefits from stock-based compensation	4,377	700
Distributions to noncontrolling interests	(66,562)	(55,855)
Cash dividends	(349,538)	(346,005)
Other financing activities	962	30,000

Cash used in financing activities	(371,263)	(369,849)

Effect of exchange rate changes on cash	3,775	(2,511)

Increase (decrease) in cash and cash equivalents	492,552	(223,969)

Cash and cash equivalents - beginning of year	1,200,645	1,325,406

Cash and cash equivalents - end of nine months	$ 1,693,197	$ 1,101,437

Non-cash investing activity:
Accrued property and equipment purchases	$ 77,764	$ (10,340)

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208